ITEM 25.2 EXHIBIT L

1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com
May 26, 2009
Goldman Sachs Credit Strategies Fund
71 South Wacker Drive
Chicago, IL 60606

Re:	Goldman Sachs Credit Strategies Fund File Nos. 333-157622 and 811-22280
Dear Ladies and Gentlemen:
We have acted as counsel for Goldman Sachs Credit Strategies Fund (the “Registrant”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the registration statement on Form N-2A relating to the issuance and sale by the Registrant of 50,100,000 common shares of beneficial interest, par value $0.001 per share, of the Registrant (“shares”), under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (the “Registration Statement”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Registrant’s Amended and Restated Declaration of Trust and Amended and Restated By-Laws, each as may be amended to date. We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion is based on Delaware law, it is based on the published statutes of the State and on the published decisions of courts applying Delaware law.
Based upon the foregoing, we are of the opinion that the shares of the Registrant have been duly authorized for issuance and, when issued and delivered against payment therefore in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Amended and Restated Declaration of Trust, fully paid and non-assessable beneficial interests in the Registrant. In this regard, we note that, pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause each Shareholder, or each Shareholder of any particular Series or Class, to pay directly, in advance or arrears, for charges of the Registrant’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared by unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the
US Austin Boston Charlotte Hartford New York Newport Beach Philadelphia Princeton San Francisco Silicon Valley Washington DC EUROPE Brussels London Luxembourg Munich Paris ASIA Beijing Hong Kong

Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.
Very truly yours,
/s/ Dechert LLP
Dechert LLP